CALIFORNIA
GOVERNOR'S OFFICE OF BUSINESS AND ECONOMIC DEVELOPMENT

CALIFORNIA COMPETES TAX CREDIT ALLOCATION AGREEMENT

This California Competes Tax Credit Allocation Agreement ("Agreement") is by and between The Quartz & Silicon Materials Company Ltd, a Wyoming corporation ("Taxpayer"), and the California Governor's Office of Business and Economic Development ("GO-Biz"), hereinafter jointly referred to as the "Parties" or individually as the "Party." All capitalized terms not defined in this Agreement shall have the same meaning as in California Revenue and Taxation Code ("RTC") sections 17059.2 and 23689, and California Code of Regulations, title 10, section 8000 et seq., as in effect on the Effective Date of this Agreement.

In consideration for the mutual covenants and promises in this Agreement, the Parties agree as follows:

1. **Effective Date.** The effective date ("Effective Date") of this Agreement shall be the date that this Agreement is approved by the California Competes Tax Credit Committee ("Committee").

2. **Total Credit Award.** GO-Biz, upon approval by the Committee and conditioned upon the requirements set forth in this Agreement, will award Taxpayer a California Competes Tax Credit ("CCTC") in the amount of forty-five million dollars ($45,000,000) ("Credit"). Specifically, Taxpayer is receiving a CCTC against the "net tax" as defined in RTC section 17039, or the "tax" as defined in RTC section 23036, as applicable, pursuant to RTC section 17059.2 or 23689, as applicable.

3. **Project/Milestones**. Taxpayer is a silicon ingot and wafer manufacturer. Taxpayer has certified in its application that absent award of the California Competes Tax Credit, its project may occur in another state. In consideration for the Credit, Taxpayer agrees to hire full-time employees and invest in computer equipment, intellectual property, land, facilities, manufacturing equipment, vehicles, laboratory equipment, tenant improvements, heavy equipment, and furniture and fixtures as part of its expansion in Chula Vista and Calipatria, California (collectively, the "Project"). Further, Taxpayer agrees to satisfy the milestones as described in Exhibit A ("Milestones"). In addition, Taxpayer must maintain the three (3) employee-based Milestones ("Total California Full-Time Employees," "Minimum Annual Wage of California Full-Time Employees Hired," and "Cumulative Average Annual Wage of California Full-Time Employees Hired") for a minimum of three (3) taxable years thereafter. In the event Taxpayer employs more than the number of full-time employees, determined on an annual full-time equivalent basis, than required in Exhibit A, for purposes of satisfying the "Minimum Annual Wage of California Full-time Employees Hired" and the "Cumulative Average Annual Wage of California Full-time Employees Hired," Taxpayer may use the wages of any of the full-time employees hired within the required time period. For purposes of calculating the "Minimum Annual Wage of California Full-time Employees Hired" and the "Cumulative Average Annual Wage of California Full-time Employees Hired," the wage of any full-time employee that is not employed by Taxpayer for the entire taxable year shall be annualized. In addition, the wage of any full-time employee hired to fill a vacated position in which a full-time employee was employed during Taxpayer's Base Year shall be disregarded.

4. **Credit.** The Credit awarded in section 2 of this Agreement will be allocated to Taxpayer by taxable year as set forth in Exhibit A, provided that Taxpayer achieves the Milestones associated with the

applicable taxable year, which includes all investments agreed to in the prior years, as set forth in Exhibit A. Taxpayer acknowledges and agrees that an allocated portion of the Credit is earned by Taxpayer in the taxable year when the Milestones associated with that allocated portion of the Credit are achieved and to avoid recapture, Taxpayer must maintain the three (3) employee-based Milestones for three (3) subsequent taxable years. All required Milestones identified on a taxable year basis in Exhibit A, must be met in order to earn the allocated portion of the Credit. In the event Taxpayer satisfies the taxable year Milestones in an earlier taxable year than described in Exhibit A (no earlier than taxable year 2025), upon written approval from GO-Biz, Taxpayer may claim the allocated portion of the Credit in the earlier taxable year when the Milestones are achieved. If Taxpayer satisfied certain taxable year Milestones in an earlier taxable year than described in Exhibit A (no earlier than taxable year 2025), and received written approval from GO-Biz to claim the Credit in the earlier taxable year, then Taxpayer need only maintain the three (3) employee based Milestones for three (3) subsequent taxable years to avoid recapture as further described in Section 10. In the event that Taxpayer fails to satisfy each Milestone identified in Exhibit A in the taxable year associated with those Milestones including all Investments agreed to in the prior years, no portion of the Credit will be considered earned in that taxable year, but GO-Biz will not unreasonably deny the Credit to Taxpayer for immaterial variances from the Milestones. In determining whether Taxpayer satisfies each Investment Milestone, Taxpayer may include the aggregate amount of Investment made in prior taxable years (beginning with taxable year 2025) that was in excess of the cumulative Investment Milestones for such taxable years. Any allocated portion of the Credit associated with a specific taxable year in Exhibit A, which is not earned in that year due to failure to achieve the Milestones associated with that taxable year will be earned in the taxable year in which the Milestones are met, but in no event later than the last taxable year identified in Exhibit A.

5. **Taxpayer – Representations and Warranties.** Taxpayer represents and warrants that:
   (a) Taxpayer is validly existing and in good standing under the laws of the State of California, has, or will have the requisite power, authority, licenses, permits, and the like necessary to carry on its business as it is now being conducted and as contemplated in this Agreement, and will, at all times, lawfully conduct its business in compliance with all applicable federal, state, and local laws, regulations, and rules.
   (b) Taxpayer is not a party to any agreement, written or oral, creating obligations that would prevent Taxpayer from entering into this Agreement or satisfying the terms herein.
   (c) All the information and materials submitted to GO-Biz are true and accurate.
   (d) Taxpayer authorizes the California Franchise Tax Board ("FTB") and GO-Biz to do all of the following:
      i. To provide and receive information and documents as requested for the purpose of proper determination and administration of the Credit allocated to Taxpayer, including determination of the amount of any recapture of the Credit.
      ii. To discuss relevant issues pertaining to proper determination and administration of the Credit allocated to Taxpayer, including determination of the amount of any recapture of the Credit.
   (e) Taxpayer has read the applicable RTC sections 17059.2 and 23689 and California Code of Regulations, title 10, section 8000 et seq. and acknowledges and agrees that such sections are hereby incorporated by reference into this Agreement.
   (f) None of the Investment identified in Exhibit A will be purchased or leased from a person or entity that is treated as related to Taxpayer under section 267, 318, or 707 of the Internal Revenue Code

or from any member of a "controlled group of corporations" (as defined in RTC section 23626) in which Taxpayer is a member.

(g) None of the Investment identified in Exhibit A will be due to Taxpayer's acquisition of, or merger with, another business or due to a conversion from a purchase to a lease or vice versa of real or personal property Taxpayer already controls or has acquired.

(h) None of the net increase of full-time employees identified in Exhibit A will be due to Taxpayer's acquisition of, or merger with, another business unless the net increase of California full-time employees attributable to that business are above the number of California full-time employees employed by the business at the time of acquisition or merger. In addition, if Taxpayer acquires or merges with a business located outside of California, and subsequently moves any or all of acquired or merged with business's employees to California on a full-time basis, such employees shall count towards the net increase of full-time employees identified in Exhibit A, including existing employees at the time of acquisition or merger and any subsequently hired full-time employees.

(i) None of the net increase of full-time employees identified in Exhibit A will be due to a transfer of employees from a person or entity that is treated as related to Taxpayer under section 267, 318, or 707 of the Internal Revenue Code or from any member of a "controlled group of corporations" (as defined in RTC section 23626) in which Taxpayer is a member, unless the transfer is of an employee employed outside of California by a related person or entity and the employee is transferred to California on a full-time basis.

(j) None of the net increase of full-time employees identified in Exhibit A will be due to employment of any employees that were previously employed by a person or entity that is treated as related to Taxpayer under section 267, 318, or 707 of the Internal Revenue Code or by any member of a "controlled group of corporations" (as defined in RTC section 23626) in which Taxpayer is a member, unless the employment is of an employee that was employed outside of California by a related person or entity.

(k) None of the net increase of full-time employees identified in Exhibit A will be due to acquisition or employment of any employees that were acquired or hired as part of and/or subsequent to an asset, stock, or any other form of acquisition of another California business where the employees were previously employed as California employees for the acquired entity.

(l) Taxpayer acknowledges that the amount, if any, paid or to be paid to any consultant or third party is a factor in the award of a California Competes Tax Credit and therefore any material change to the total compensation for services related to the Agreement, compliance, or maintenance can be grounds for termination of the Agreement and recapture of the tax credit.

6. **Reporting Requirements**. On or before the first day of the fourth month after the close of each taxable year as referenced in Exhibit A, and prior to claiming the Credit on its tax return, Taxpayer shall complete a worksheet provided by GO-Biz to verify successful achievement of the applicable Milestones for the prior taxable year. If Taxpayer successfully achieved the Milestones for the prior taxable year, Taxpayer shall notify GO-Biz on or before the first day of the fourth month after the close of each taxable year and retain the worksheet pursuant to section 17 and submit the worksheet to GO-Biz or the FTB upon request. If Taxpayer did not achieve the applicable Milestones for the prior taxable year, Taxpayer shall submit to GO-Biz the worksheet and a written description of any issues or challenges in achieving the Milestones and any corrective actions being taken or anticipated to be taken in subsequent years. Such submission shall be due to GO-Biz by the first day of the fourth month after the close of each taxable year as referenced in Exhibit A. Taxpayer shall complete a

worksheet provided by GO-Biz to verify successful maintenance of the applicable Milestones for three years subsequent to the final tax year in which Milestones were previously achieved. If Taxpayer successfully maintained the applicable Milestones for a prior taxable year, Taxpayer shall notify GO-Biz on or before the first day of the fourth month after the close of each taxable year and retain the worksheet pursuant to section 17 and submit the worksheet to GO-Biz or the FTB upon request. If Taxpayer did not maintain the applicable Milestones for the prior taxable year, Taxpayer shall notify GO-Biz and submit to GO-Biz the worksheet for its review to determine whether any tax credits require recapture.

7. **Franchise Tax Board Review.**
   (a) In addition to the reporting requirements in section 6, Taxpayer agrees to comply with the FTB's review of the books and records for purposes of determining if Taxpayer has complied with the requirements of this Agreement.
   (b) For any business other than a Small Business as defined by RTC section 23626, Taxpayer acknowledges that the FTB shall review the books and records of all taxpayers allocated a Credit pursuant to this Agreement to ensure compliance with the terms and conditions of this Agreement and agrees to cooperate with the FTB in such a review. In the case of a taxpayer that is a Small Business as defined by RTC section 23626, Taxpayer acknowledges that a review of the books and records of a taxpayer shall be made when, in the sole discretion of the FTB, a review of those books and records is appropriate and agrees to cooperate with the FTB in such a review. If the FTB exercises its discretion to review the books and records of a Small Business taxpayer, the review will be conducted to ensure compliance with this Agreement. The guidelines and procedures for these reviews are outlined in the FTB's Notice #2014-2 dated November 7, 2014.
   (c) These reviews will not constitute an audit of the tax return under Part 10.2 (commencing with section 18401) of the RTC and the regulations thereunder, and will not preclude the FTB from auditing any issue in any taxable year, including a taxable year included in the term of this Agreement.
   (d) If during the review of the books and records, the FTB determines there is a potential material breach of this Agreement by Taxpayer, and notwithstanding RTC section 19542, the FTB shall notify GO-Biz and provide, in writing, detailed information regarding the basis for that determination.

8. **Assignment**. The Credit (or a portion thereof as earned) under this Agreement may be assigned to an "Affiliated Corporation" in accordance with RTC section 23663. As stated in RTC section 23689(i)(1), this Agreement shall not restrict, broaden, or alter the ability of Taxpayer to assign the Credit in accordance with RTC section 23663.

9. **Transfer.** In order to transfer this Agreement as a result of a sale or merger, prior written consent of GO-Biz must be obtained or the transfer will be void. Such transfer shall be permitted if GO-Biz determines that the transfer would further the purposes of the CCTC program and benefit California. Prior to GO-Biz consenting to the transfer, the new entity must disclose to GO-Biz the number of California full-time employees it employed at the time of acquisition or merger and any other information GO-Biz requests that applicants for a CCTC provide pursuant to a CCTC application.

10. **Material Breach**. A material breach for purposes of this Agreement shall include, but not be limited to:

(a) Failure to timely furnish the documents described in Section 6 or the information requested by GO-Biz or the FTB relating to Taxpayer's compliance with this Agreement, including failure to provide any additional documentation not previously submitted to GO-Biz related to compensation for consulting services related to any aspect of the application, Agreement, compliance, or maintenance.

(b) Any material change to the compensation for consulting services, including additional services, related to any aspect of the application, Agreement, compliance, or maintenance.

(c) Material misstatements in any information provided to GO-Biz as part of the application process and/or after this Agreement is signed, including, but not limited to, information regarding the amount paid for consulting services related to any aspect of the application, Agreement, compliance, or maintenance.

(d) Failure to materially satisfy applicable Milestones as set forth in Exhibit A, materiality of which shall be determined by GO-Biz, by the end of the last taxable year identified in Exhibit A.

(e) Failure to maintain any of the three (3) employee-based Milestones for a minimum of three (3) subsequent taxable years after achieving the Milestone(s).

11. **Recapture**. In the event of a material breach of the requirements of this Agreement, GO-Biz will notify Taxpayer in writing of the breach and provide Taxpayer with the opportunity to cure the breach within thirty (30) calendar days or such longer period as mutually agreed to in writing between the Parties. If Taxpayer fails to cure the breach within the prescribed timeframe, GO-Biz will notify Taxpayer of the failure, the amount of the Allocation that it will recommend to the Committee to be recaptured, and may recommend termination of this Agreement to the Committee. If the material breach is solely the failure of Taxpayer to satisfy Milestones with respect to an Allocation for a particular taxable year, then the recapture will be limited to that particular taxable year's Allocation and in no event shall a recapture under this Agreement include any Allocation or Allocations that Taxpayer had previously earned provided that Taxpayer satisfies its obligation to maintain the three (3) employee based Milestones for three (3) subsequent taxable years. Upon receipt of recommendations from GO-Biz, the Committee will determine whether to accept or reject GO-Biz's recommendation of recapture, the amount thereof, and the termination of this Agreement, based on Taxpayer's failure to fulfill the terms and conditions of this Agreement. Upon approval of the Committee to recapture some or all of the Allocation awarded for failure of Taxpayer to fulfill the terms of this Agreement, GO-Biz will notify the FTB in writing as required under the applicable statutes and regulations. Any amount of additional tax resulting from that recapture shall be assessed by the FTB in the same manner as provided by RTC section 19051. The additional tax resulting from a recapture will be assessed in the taxable year of Taxpayer in which the Committee's recapture determination occurred.

12. **Public Records.** Taxpayer acknowledges that GO-Biz is subject to the California Public Records Act (PRA) (Gov. Code § 7920 et seq.). This Agreement and materials submitted by Taxpayer to GO-Biz may be subject to a PRA request. In such an event, GO-Biz will notify Taxpayer, as soon as practicable that a PRA request for Taxpayer's information has been received, but not less than five (5) business days prior to the release of the requested information to allow Taxpayer to seek an injunction. GO-Biz will work in good faith with Taxpayer to protect the information to the extent an exemption is provided by law, including, but not limited to, notes, drafts, proprietary information, financial information, and trade secret information. GO-Biz will also apply the "balancing test" as provided for under Government Code section 7922, to the extent applicable. Notwithstanding the

foregoing, GO-Biz agrees that any information provided to GO-Biz by the FTB, in connection with this Agreement will be treated as confidential tax information protected by Article 2 (commencing with Section 19542) of Chapter 7 of Part 10.2 of the RTC, assuming that FTB can rely on such a section and shall not be disclosed to any party, other than personnel of GO-Biz or the Committee, without Taxpayer's prior written consent. Taxpayer acknowledges that this Agreement in whole or in part will be made available to the public at least ten (10) calendar days prior to the Committee hearing. Pursuant to RTC sections 17059.2 and 23689, and not withstanding RTC section 19542, in the event of approval by the Committee of this Agreement, Taxpayer acknowledges and agrees that GO-Biz will post on its website the following information:
(a) The name of each taxpayer allocated a Credit;
(b) The estimated amount of the Investment by each taxpayer;
(c) The estimated number of jobs created or retained;
(d) The Credit allocated to each taxpayer; and,
(e) The portion of the Credit recaptured from each taxpayer, if applicable.

13. **Media Release**. Taxpayer may elect to issue a press release related to this Agreement, but any release shall be approved by GO-Biz in writing prior to such release. Such approval shall not be unreasonably withheld.

14. **Indemnification/Warranty and Disclaimer/Limitation of Liability**. Taxpayer shall defend, indemnify, and hold GO-Biz and the FTB, its agents or assigns, harmless from and against all claims, damages, and liabilities (including reasonable attorneys' fees) arising from this Agreement due to Taxpayer's breach of this Agreement, or the result of Taxpayer's negligence or willful misconduct. EXCEPT AS PROVIDED FOR UNDER SECTION 15, UNDER NO CIRCUMSTANCES WILL THE STATE OF CALIFORNIA, GO-BIZ, ITS AGENTS OR EMPLOYEES, THE COMMITTEE MEMBERS, THE FTB OR ANYONE ELSE INVOLVED IN THIS AGREEMENT BE LIABLE TO TAXPAYER FOR ANY DIRECT, INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES THAT ARISE FROM THIS AGREEMENT.

15. **Limitation of Remedy**. The only remedy that Taxpayer shall have in the event of breach or alleged breach by GO-Biz, shall be the normal administrative and judicial rights accorded to a taxpayer in the state of California who has been denied a tax credit claimed on its return.

16. **Integration.** This Agreement (including the exhibits hereto and any written amendments hereof executed by the Parties) constitutes the entire Agreement between the Parties related to this Credit and supersedes all prior agreements and understandings, oral and written, between the Parties with respect to this Credit described herein.

17. **Record Retention**. Taxpayer shall retain a copy of this Agreement, any exhibits related to this Agreement and any other documents that support the achievement of the milestones in connection with Taxpayer's Application and Credit for a period of no less than four (4) years from the end of the last taxable year identified in Exhibit A.

18. **Notice**. Within thirty (30) days of the effective date of this Agreement, Taxpayer shall notify GO-Biz, in writing, of the name, address, phone number, and email of its contact person for future communication relating to this Agreement. In addition, Taxpayer agrees to immediately inform GO-

Biz of any changes to the name, address, phone number, and email of its contact person. Any notices required or permitted to be given under this Agreement to GO-Biz shall be emailed to CalCompetes@gobiz.ca.gov

19. **Modification**. This Agreement may be amended or modified only in writing and signed by all parties. Any modifications to this Agreement that do not alter the amount of the Investment, the net increase in full-time employees, or the minimum and average wages will not require Committee approval. If Committee approval is necessary, the modification of this Agreement will not be valid until the amendment is approved by the Committee.

20. **Time of the Essence.** Time is of the essence in respect to all provisions of this Agreement that specify a time for performance; provided, however, that the foregoing shall not be construed to limit or deprive a Party of the benefits of any cure period allowed in this Agreement.

21. **Ambiguities**. Each Party has had the opportunity to seek the advice of counsel or has refused to seek the advice of counsel. Each Party and its counsel, if appropriate, have participated fully in the negotiation, drafting, review, and revision of this Agreement. Any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not apply in interpreting this Agreement. The language in this Agreement shall be interpreted as to its fair meaning and not strictly for or against any Party.

22. **Necessary Acts, Further Assurances**. The Parties shall at their own cost and expense execute and deliver any further documents and shall take such other actions as may be reasonably required or appropriate to carry out the intent and purposes of this Agreement.

23. **Sections and Other Headings**. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

24. **Consultants' and Attorneys' Fees**. Each of the Parties shall be responsible for, and pay in their entirety, its respective fees, costs, and expenses in connection with the subject matter of this Agreement and any audit that may be conducted as a result of the transaction contemplated herein. Notwithstanding RTC section 19717, under no circumstances is any Party to this Agreement entitled to attorneys' fees with regard to litigation resulting from this Agreement.

25. **Representation on Authority of Parties/Signatories**. Each person signing this Agreement represents and warrants that he or she is duly authorized and has legal capacity to execute and deliver this Agreement. Each Party represents and warrants to the other that the execution and delivery of this Agreement and the performance of such Party's obligations hereunder have been duly authorized and that this Agreement is a valid and legal agreement binding on such Party and enforceable in accordance with its terms.

26. **Severability.** If any term of this Agreement is to any extent invalid, illegal, or incapable of being enforced, such term shall be excluded to the extent of such invalidity, illegality, or unenforceability; all other terms hereof shall remain in full force and effect.

27. **Approval**. This Agreement shall not be binding until it has been approved by the Committee during a duly noticed Committee meeting.

28. **Execution**. This Agreement may be executed in parts, by email, or other similar electronic means.

29. **Governing Law and Consent to Jurisdiction**. This Agreement will be governed, construed, and enforced according to the laws of the State of California without regard to its conflict of laws rules. Each party hereby irrevocably consents to the exclusive jurisdiction and venue of any state court located within Sacramento County, State of California in connection with any matter arising out of this Agreement or the transactions contemplated under this Agreement.

30. **Force Majeure**. A Party may not be considered to be in default or breach of this Agreement, and may be excused from performance, if and to the extent it shall be delayed in or prevented from performing or carrying out any of the provisions of this Agreement, arising out of or from any act, omission, or circumstance by or in consequence of any act of nature, sabotage, riot, fire, storm, flood, ice, earthquake, epidemic, or any other cause or causes beyond such Party's reasonable control, or by making of repairs necessitated by an emergency circumstance not limited to those listed above upon the property or equipment of the Party or property or equipment of others which is deemed under the operational control of the Party. A Force Majeure event does not include an act of negligence or intentional wrongdoing by a Party. Any Party claiming a Force Majeure event shall use reasonable diligence to remove the condition that prevents performance and shall not be entitled to suspend performance of its obligations in any greater scope or for any longer duration than is required by the Force Majeure event. Each Party shall use its best efforts to mitigate the effects of such Force Majeure event, remedy its inability to perform, and resume full performance of its obligations hereunder.

Remainder of the page is intentionally left blank. Signature page immediately follows.

Governor's Office of Business and Economic Development

By: DocuSigned by: Scott Dosick 4F3AC478FF2A422...

Name: Scott Dosick

Title: Deputy Director

Date: June 2, 2026 | 11:30 PDT

TAXPAYER
The Quartz & Silicon Materials Company Ltd

By: Signed by: Paul Saffron 5D94921CC74D4D1...

Name: Paul Saffron

Title: CEO

Date: May 22, 2026 | 11:55 PDT

Exhibit A
Milestones

Taxpayer: The Quartz & Silicon Materials Company Ltd

	2024 Tax Year (Base)	2025 Tax Year	2026 Tax Year	2027 Tax Year	2028 Tax Year	2029 Tax Year	Total
Total California Full-Time Employees[1]	0	39	172	386	640	894	
Net Increase of Full-Time Employees Compared to the Base Year		39	172	386	640	894	
Minimum Annual Wage of California Full-Time Employees Hired		$50,000	$50,000	$50,000	$50,000	$50,000	
Cumulative Average Annual Wage of California Full-Time Employees Hired		$93,000	$93,000	$93,000	$93,000	$93,000	
Investments		$140,500,000	$325,450,000	$150,650,000	$57,900,000	$4,500,000	$679,000,000
Tax Credit Allocation		$1,000,000	$5,000,000	$11,000,000	$12,750,000	$15,250,000	$45,000,000

[1] Determined on an annual full-time equivalent basis